Exhibit 99.1

Kona Grill Reports First Quarter 2017 Results

Company Identifies $3 Million in Annual Cost Savings

Signs Franchise Agreement for Toronto, Canada

One Domestic Company and Three International Franchised Restaurants to Open in 2017

SCOTTSDALE, AZ – May 8, 2017 ─ Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, reported financial results for the first quarter ended March 31, 2017.

First Quarter 2017 Key Items vs. Year-Ago Quarter

●	Restaurant sales increased 15.1% to $45.2 million.
●	Same-store sales decreased 4.3% compared to a 3.6% gain from the prior year. Excluding the estimated impact of leap day in 2016, same-store sales decreased 3.6%.
●	Net loss of $3.4 million, or ($0.33) per share compared to net loss of $1.7 million, or ($0.15) per share in 2016.
●	Restaurant operating profit*, a non-GAAP measure, decreased 20.5% to $4.6 million compared to $5.8 million in 2016.

* For a reconciliation of restaurant operating profit to the most directly comparable financial measures presented in accordance with GAAP and a discussion of why the Company considers them useful, see the financial information accompanying this release.

“First quarter results are indicative of both the challenging operating environment and the changing retail and restaurant landscape. Our same-store sales decreased following six consecutive years of positive same-store sales as we faced our most difficult comparison of the year. On a two-year basis, however, flat same-store sales outpaced many of our casual dining peers. We believe this reflects our relatively stronger position within the industry,” said Berke Bakay, President and CEO of Kona Grill.

“For 2017, we have reduced our targeted restaurant openings to one versus three originally and eight in 2016. This has enabled us to lower capital expenditures and focus on building sales and ramping up margins across the entire system. In particular, we would expect margins to improve sequentially at our non-comparable restaurants as they mature and we move through 2017,” he continued.

“In light of more modest unit growth, we have eliminated certain positions within our corporate office and are evaluating other cost savings initiatives at the G&A level. We have also right-sized the management teams at lower volume restaurants and certain other restaurants. The combination of these efforts should yield annual cost savings of $3 million. In addition, we continue to evaluate our underperforming restaurants and are engaged in discussions with our landlords regarding rent abatement or potential closure of certain locations,” he added.

“We remain committed to building our international franchise initiative and now expect to open three restaurants this year in United Arab Emirates, Mexico, and Canada. Above all, we are positioning Kona Grill for long-term sustained success and the actions we have and will take reflect the prudent use of capital,” he concluded.

First Quarter 2017 Financial Results

Restaurant sales increased 15.1% to $45.2 million in the first quarter of 2017 compared to $39.3 million in the first quarter of 2016. The increase was primarily driven by operating week growth from eight restaurants opened since April 2016.

Same-store sales decreased 4.3% in the first quarter of 2017 as compared to a 3.6% increase in the first quarter of last year. The decrease in same-store sales this year reflects a 3.5% decline in guest traffic, unfavorable menu mix and the impact of an extra day in 2016 due to leap day, partially offset by higher menu prices.

Net loss in the first quarter of 2017 was $3.4 million, or ($0.33) per share compared to net loss of $1.7 million, or ($0.15) per share, in the year-ago quarter.

Restaurant operating profit*, a non-GAAP measure, decreased 20.5% in the first quarter of 2017 to $4.6 million compared to $5.8 million in the same quarter of 2016. Restaurant operating profit for the comparable restaurant base remained strong but was more than offset by inefficiencies from twelve restaurants opened since October 2015 and underperformance by the restaurants for which the Company recorded impairment charges during last year. As a percentage of sales, restaurant operating profit was 10.1% compared to 14.7% in the first quarter of last year.

Financial Guidance

For 2017, the Company is revising its forecast to reflect the reduction in unit growth guidance and the current industry environment but does not assume closure of underperforming locations.

Restaurant sales are now projected at $190 million compared to $200 million previously, representing 12% year-over-year growth. The forecasted increase in restaurant sales is primarily driven by operating week growth and assumes slightly negative same-store sales on an annual basis.

The Company forecasts EBITDA* of $8.5 million, representing 44% year-over-year growth.

The Company has not reconciled EBITDA guidance to the corresponding GAAP financial measure because it does not provide guidance for the various reconciling items. The Company is unable to provide guidance for these reconciling items since certain items that impact net income are outside of its control and cannot be reasonably predicted. Accordingly, reconciliations to the corresponding GAAP financial measures are not available without unreasonable effort.

The Company has revised its capital expenditures, net of tenant allowances to range from $7 million to $11 million, which is primarily related to new restaurant development, remodeling initiatives, maintenance capital expenditures and technology initiatives.

Stock Repurchase Program

The Company completed its October 2016 $5 million stock repurchase program in February 2017. Under this authorization, the Company repurchased and retired 532,576 shares at an average cost of $9.37 per share. The Company currently has 10,098,627 shares outstanding.

Development Update

The Company has reduced its new unit growth plans in 2017 from three to one restaurant. The reduction is consistent with the flexibility the Company has positioned itself for based upon market conditions.

In April 2017, the Company signed a franchise agreement with ZZen Design Build Limited for the development of a Kona Grill restaurant in Toronto, Canada. The agreement allows for the exclusive right to develop a specified number of restaurants over the next several years at the franchisee’s option. The ZZen Group is a large real-estate division that owns industrial, warehouse and commercial space in the greater Toronto area.

The Company’s international franchise partners in the United Arab Emirates and Mexico continue to make progress on the development of Kona Grill restaurants outside of the United States. Each of the Company’s franchisees is expected to open a Kona Grill restaurant in their respective country during 2017.

Conference Call

Kona Grill will hold a conference call today at 4:30 p.m. Eastern time to discuss its financial results for the first quarter ended March 31, 2017. The Company’s President and CEO Berke Bakay and CFO Christi Hing will host the call, followed by a question and answer session.

To access the conference call investors may dial-in using the toll free number of 1-877-741-4242. The conference call will be followed by a question and answer session. The conference call will be broadcast simultaneously over the internet and will be accessible via the investors section of the Company’s website at www.konagrill.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through June 8, 2017 by calling the toll-free number of 1-844-512-2921. To access the replay please use the ID number 5141373. The replay will also be available via the investors section of the Company’s website.

About Kona Grill

Kona Grill features a global menu of contemporary American favorites, award-winning sushi, and specialty cocktails in an upscale casual atmosphere. Kona Grill owns and operates 45 restaurants, guided by a passion for quality food and exceptional service. Restaurants are located in 23 states and Puerto Rico: Alabama (Huntsville); Arizona (Chandler, Gilbert, Phoenix, Scottsdale); California (Irvine); Colorado (Denver); Connecticut (Stamford); Florida (Miami, Tampa, Sarasota, Winter Park); Georgia (Alpharetta); Hawaii (Honolulu); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Idaho (Boise); Louisiana (Baton Rouge); Maryland (Baltimore); Michigan (Troy); Minnesota (Eden Prairie, Minnetonka); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas(2)); Ohio (Cincinnati, Columbus); Puerto Rico (San Juan); Tennessee (Franklin); Texas (Austin, Dallas, El Paso, Friendswood, Fort Worth, Houston, Plano, San Antonio(2), The Woodlands); Virginia (Arlington, Fairfax, Richmond). For more information, visit www.konagrill.com.

Forward-Looking Statements

Various remarks we make about future expectations, plans, and prospects for the Company constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, or performance and underlying assumptions and other statements that are not purely historical. These statements relate to our future financial performance and development plans, including but not limited to those relating to our sales trends, projected earnings, expenses, and capital expenditures for 2017, expectations of new store openings as well as international franchise development in 2017 and beyond and availability of capital. We have attempted to identify these statements by using forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should,” or comparable terms. All forward-looking statements included in this press release are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the company's filings with the Securities and Exchange Commission.

KONA GRILL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2017	2016
	(unaudited)
Assets
Cash and cash equivalents	$2,226	$3,476
Other current assets	3,833	5,256
Other assets	1,461	1,383
Property, plant and equipment, net	97,858	98,268
Total assets	$105,378	$108,383
Liabilities and Stockholders' Equity
Current liabilities	$16,234	$19,277
Long term debt	31,955	25,921
Long-term obligations	32,026	31,610
Stockholders' equity	25,163	31,575
Total liabilities and stockholders' equity	$105,378	$108,383

KONA GRILL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2017	2016
	(Unaudited)

Restaurants sales	$45,225	$39,277
Costs and expenses:
Cost of sales	12,553	10,501
Labor	16,725	14,118
Occupancy	4,080	3,249
Restaurant operating expenses	7,283	5,639
General and administrative	3,632	3,516
Preopening expense	336	711
Depreciation and amortization	3,658	3,121
Total costs and expenses	48,267	40,855
Income (loss) from operations	(3,042)	(1,578)
Interest expense, net	306	53
Income (loss) before income taxes	(3,348)	(1,631)
Income tax expense	25	25
Net income (loss)	$(3,373)	$(1,656)

Net income (loss) per share:
Basic	$(0.33)	$(0.15)
Diluted	$(0.33)	$(0.15)

Weighted average shares outstanding:
Basic	10,177	11,258
Diluted	10,177	11,258

Comprehensive income (loss)	$(3,373)	$(1,656)

KONA GRILL, INC.

NON-GAAP RECONCILIATIONS

(In thousands)

(Unaudited)

We prepare our financial statements in accordance with U.S. GAAP. Within our press release, we make reference to non-GAAP EBITDA and Restaurant Operating Profit. Restaurant Operating Profit is defined as restaurant sales minus cost of sales, labor, occupancy and restaurant operating expenses. Restaurant Operating profit does not include general and administrative expenses, depreciation and amortization, asset impairment charge or preopening expenses. We believe Restaurant Operating Profit is an important component of financial results because: (i) it is a widely used metric within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance; and (ii) we use Restaurant Operating Profit as a key metric to evaluate our restaurant financial performance compared to that of our competitors.

EBITDA represents net income (loss) plus the sum of interest, taxes, depreciation and amortization. EBITDA is presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our business; (ii) we believe that investors will find these measures useful in assessing our ability to service or incur indebtedness; and (iii) we use EBITDA internally as a benchmark to evaluate our operating performance and compare our performance to that of our competitors. Restaurant Operating Profit and EBITDA may not be comparable to the same or similarly titled measures computed by other companies.

	Three Months Ended
	March 31,
	2017	2016	% Growth
Net income (loss)	$(3,373)	$(1,656)
Income tax expense	25	25
Interest expense, net	306	53
Depreciation and amortization	3,658	3,121
EBITDA	616	1,543	-60.1%
Preopening expenses	336	711
General and administrative	3,632	3,516
Restaurant operating profit	$4,584	$5,770	-20.5%

Restaurant operating profit margin (A)	10.1%	14.7%

(A) Restaurant opreating profit margin is calculated as restaurant operating profit divided by restaurant sales

KONA GRILL, INC.

Selected Supplemental Operating Information

	Three Months Ended
	March 31,
	2017	2016	% Growth

Same-store sales percentage change*	-4.3%	3.6%

Restaurants opened during the period	-	-
Restaurants at the end of the period	45	37	21.6%

Restaurant operating weeks*
Comparable restaurant base	424	341
Non-comparable restaurant base	155	130
Total restaurant operating weeks	579	471	22.9%

Non-comparable restaurant base as a percentage of total restaurant operating weeks	26.8%	27.6%

* Information for the first quarter of 2016 excludes the period from January through early March during which our Las Vegas location was closed for remodel.

Kona Grill Investor Relations Contact:

Kona Grill, Inc.

Christi Hing, Chief Financial Officer

(480) 922-8100

investorrelations@konagrill.com